FORM OF
SERVICE AGREEMENT

FOR

TRANSFER AGENT SERVICES

TO

NEUBERGER BERMAN MLP INCOME FUND INC.

 Rev. February 2012

THIS SERVICE AGREEMENT FOR TRANSFER AGENT SERVICES (this “Agreement”) between Neuberger Berman MLP Income Fund Inc, a ____________ corporation (“Client”) and Computershare Shareowner Services LLC, a New Jersey limited liability company (“Agent”), is dated as of _____________.

1.           Appointment.  Client appoints Agent as its transfer agent, registrar and dividend disbursing agent and Agent accepts such appointment in accordance with and subject to the following terms and conditions for all authorized shares of each class of stock listed in Exhibit A hereto (the “Shares”).

2.           Term of Agreement. Agent’s appointment hereunder shall commence on the next business day after the later of (i) the date hereof, or (ii) the date Agent has confirmed that Client’s records have been converted to Agent’s system (the “Effective Date”), and shall continue for three years thereafter (the “Initial Term”).  Unless either party gives written notice of termination of this Agreement at least 60 days prior to the end of the Initial Term, or any successive three-year term, this Agreement shall automatically renew for successive additional three-year terms.

3.           Duties of Agent.  Commencing on the Effective Date, Agent shall provide the services listed in Exhibit B hereto, in the performance of its duties hereunder.

4.           Representations, Warranties and Covenants of Client.  Client represents, warrants and covenants to Agent that:

(a)           it is a corporation duly organized and validly existing under the laws of its state of incorporation;

(b)             the Shares issued and outstanding on the date hereof have been duly authorized, validly issued and are fully paid and are non-assessable; and any Shares to be issued hereafter, when issued, shall have been duly authorized, validly issued and fully paid and will be non-assessable;

(c)             the Shares issued and outstanding on the date hereof have been duly registered under the Securities Act of 1933, as amended (the “Securities Act”), and such registration has become effective, or are exempt from such registration; and have been duly registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or are exempt from such registration;

(d)             any Shares to be issued hereafter, when issued, shall have been duly registered under the Securities Act, and such registration shall have become effective, or shall be exempt from such registration; and shall have been duly registered under the Exchange Act, or shall be exempt from such registration;

(e)             Client has paid or caused to be paid all taxes, if any, that were payable upon or in respect of the original issuance of the Shares issued and outstanding on the date hereof;

(f)           the use of facsimile signatures by Agent in connection with the countersigning and registering of Share certificates of Client has been duly authorized by Client and is valid and effective;

(g)             the execution and delivery of this Agreement, and the issuance and any subsequent transfer of the Shares in accordance with this Agreement, do not and will not conflict with, violate, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, the charter or the by-laws of Client, any law or regulation, any order or decree of any court or public authority having jurisdiction, or any mortgage, indenture, contract, agreement or undertaking to which Client is a party or by which it is bound.  This Agreement has been duly authorized, executed and delivered by Client and is enforceable against Client in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting the enforcement of creditors' rights generally; and

(h)           Client agrees to provide to Agent the documentation and notifications listed in Exhibit C hereto according to the requirements set forth therein.

5.            Representations, Warranties and Covenants of Agent.  Agent represents, warrants and covenants to Client that:

(a)           Agent is a limited liability company duly organized and validly existing under the laws of its state of organization;

(b)           Agent is, and for the term of this Agreement shall remain, duly registered as a transfer agent under the Exchange Act;

(c)           subject to Section 7 hereof, during the term of this Agreement, Agent shall comply with its obligations as a transfer agent under the Exchange Act and the rules and regulations thereunder; and

(d)           assuming the accuracy of Client’s representations and warranties and compliance by Client with its covenants hereunder, the execution and delivery of this Agreement, and the performance by Agent of its obligations in accordance with this Agreement, do not and will not conflict with, violate, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, the organizational documents of Agent, any law or regulation, any order or decree of any court or public authority having jurisdiction, or any mortgage, indenture, contract, agreement or undertaking to which Agent is a party or by which it is bound.  This Agreement has been duly authorized, executed and delivered by Agent and is enforceable against Agent in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting the enforcement of creditors' rights generally.

6.           Scope of Agency.

(a)           Agent shall act solely as agent for Client under this Agreement and owes no duties hereunder to any other person.  Agent undertakes to perform the duties and only the duties that are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against Agent.

(b)           Agent may rely upon, and shall be protected in acting or refraining from acting in reliance upon, (i) any communication from Client, any predecessor Transfer Agent or co-Transfer Agent or any Registrar (other than Agent), predecessor Registrar or co-Registrar; (ii) any instruction, notice, request, direction, consent, report, certificate, opinion or other instrument, paper, document or electronic transmission believed by Agent to be genuine and to have been signed or given by the proper party or parties; (iii) any guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program or other comparable “signature guarantee program” or insurance program in addition to, or in substitution for, the foregoing; (iv) any instructions received through Direct Registration System/Profile; or (v) any law, act, regulation or any interpretation of the same even though such law, act, or regulation may thereafter have been altered, changed, amended or repealed. In addition, Agent is authorized to refuse to make any transfer that it determines in good faith not to be in good order.

(c)           In connection with any question of law arising in the course of Agent performing its duties hereunder, Agent may consult with legal counsel (including internal counsel) whose advice shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by Agent hereunder in good faith and in reasonable reliance thereon.

(d)           Any instructions given by Client to Agent orally shall be confirmed in writing by Client as soon as practicable.   Agent shall not be liable or responsible and shall be fully authorized and protected for acting, or failing to act, in reliance upon any oral instructions that do not conform with the written confirmation received in accordance with this Section 6(d).

7.           Indemnification. Client shall indemnify Agent for, and hold it harmless from and against, any loss, liability, claim (whether with or without basis in fact or law), demand, cost or expense (collectively, “Loss”) arising out of or in connection with Agent’s duties under this Agreement or this appointment, including the reasonable costs and expenses of defending itself against any Loss or enforcing this Agreement, except to the extent that such Loss shall have been determined by a court of competent jurisdiction to be a result of Agent’s gross negligence or intentional misconduct.

8.           Limitation of Liability.

(a)           In the absence of gross negligence or intentional misconduct on its part, Agent shall not be liable for any action taken, suffered or omitted by it or for any error of judgment made by it in the performance of its duties under this Agreement.  In no event will Agent be liable for special, indirect, incidental, consequential or punitive losses or damages of any kind whatsoever (including but not limited to lost profits), even if Agent has been advised of the possibility of such losses or damages and regardless of the form of action.  Any liability of Agent will be limited in the aggregate to an amount equal to twelve (12) times the monthly administrative fee to be paid by Client as set forth in Exhibit B hereto.

(b)           If any question or dispute arises with respect to the proper interpretation of this Agreement or Agent’s duties hereunder, Agent shall not be required to act or be held liable or responsible for its failure or refusal to act until the question or dispute has been (i) judicially settled (and Agent may, if it deems it advisable, but shall not be obligated to, file a suit in interpleader or for a declaratory judgment for such purpose) by a final judgment of a court of competent jurisdiction that is binding on all parties interested in the matter and is no longer subject to review or appeal, or (ii) settled by a written document in form and substance satisfactory to Agent and executed by Client.  For such purpose, Agent may, but shall not be obligated to, require the execution of such a document.

9.           Force Majeure. Agent shall not be liable for any failures, delays or losses, arising directly or indirectly out of conditions beyond its reasonable control, including, but not limited to, acts of government, exchange or market ruling, suspension of trading, work stoppages or labor disputes, civil disobedience, riots, rebellions, electrical or mechanical failure, computer hardware or software failure, communications facilities failures including telephone failure, war, terrorism, insurrection, fires, earthquakes, storms, floods, acts of God or similar occurrences.

10.           Market Data.  Client acknowledges that Agent may provide real-time or delayed quotations and other market information and messages (“Market Data”), which Market Data is provided to Agent by certain national securities exchanges and associations who assert a proprietary interest in Market Data disseminated by them but do not guarantee the timeliness, sequence, accuracy or completeness thereof.  Client agrees and acknowledges that Agent shall not be liable in any way for any loss or damage arising from or occasioned by any inaccuracy, error, delay in, omission of, or interruption in any Market Data or the transmission thereof.

11.           Termination.

(a)           Client may terminate this Agreement if (i) Agent defaults on any of its material obligations hereunder and such default remains uncured thirty (30) days after Agent’s receipt of notice of such default from Client; or (ii) any proceeding in bankruptcy, reorganization, receivership or insolvency is commenced by or against Agent, Agent shall become insolvent or shall cease paying its obligations as they become due or makes any assignment for the benefit of its creditors.

(b)           Agent may suspend providing services hereunder or terminate this Agreement if (i) Client fails to pay amounts due hereunder or defaults on any of its material obligations hereunder and such failure or default remains uncured thirty (30) days after Client’s receipt of notice of such failure or default from Agent; (ii) any proceeding in bankruptcy, reorganization, receivership or insolvency is commenced by or against Client, Client shall become insolvent, or shall cease paying its obligations as they become due or makes any assignment for the benefit of its creditors; or (iii) Client is acquired by or is merged with or into another entity where Client is not the surviving company.

(c)           Upon termination of this Agreement, all fees earned and expenses incurred by Agent up to and including the date of such termination shall be immediately due and payable to Agent on or before the effective date of such termination.

(d)           In addition to the payments required in Section 11(c) above, if this Agreement is terminated by Client for any reason other than pursuant to Section 11(a) above or by Agent pursuant to Section 11(b) above, then Client shall pay a termination fee, due and payable to Agent on or before the effective date of such termination, calculated as follows: (i) if the termination occurs prior to the first anniversary of the commencement date of the current term (the “Commencement Date”), then the termination fee shall equal twelve (12) times the average monthly invoice charged to Client by Agent hereunder, (ii) if the termination occurs on or after the first anniversary of the Commencement Date but prior to the second anniversary of the Commencement Date, then the termination fee shall equal nine (9) times the average monthly invoice charged to Client by Agent hereunder, and (iii) if the termination occurs on or after the second anniversary of the Commencement Date, then the termination fee shall equal six (6) times the average monthly invoice charged to Client by Agent hereunder.  For purposes of this paragraph, fees for non-recurring events shall be excluded when calculating the average monthly invoice charged to Client by Agent.

(e)           In addition to the payments required in Section 11(c) and Section 11(d) and above, upon termination of this Agreement, Client shall pay Agent a fee for deconversion services (e.g., providing shareholder lists and files, producing and shipping records, answering successor agent inquiries).  This fee shall be based on Computershare’s then-current deconversion fee schedule.  Agent may withhold the Client’s records, reports and unused certificate stock pending Client’s payment in full of all fees and expenses owed to Agent under this Agreement.

(f)           Prior to termination of this Agreement, Client shall provide Agent with written instructions as to the disposition of records, as well as any additional documentation reasonably requested by Agent.  Except as otherwise expressly provided in this Agreement, the respective rights and duties of Client and Agent under this Agreement shall cease upon termination of this Agreement.

12.           Lost Certificates. Agent shall not be obligated to issue a replacement share certificate for any share certificate reported to have been lost, destroyed or stolen unless Agent shall have received: (a) an affidavit of such loss, destruction or theft; (b) a bond of indemnity in form and substance satisfactory to Agent; and (c) payment of all applicable fees.  Shareholders may obtain such a bond of indemnity from a surety company of the shareholder’s choice, provided the surety company satisfies Agent’s minimum requirements.

13.           Confidentiality.

(a)           In connection with Agent’s appointment hereunder, each party shall obtain confidential information related to the other party or its stockholders that is not available to the general public (“Confidential Information”), which Confidential Information shall include the terms and conditions of this Agreement and the exhibits attached hereto.  Each party agrees that the Confidential Information shall be held and treated by it, its directors, officers, employees, affiliates, agents and subcontractors (collectively, “Representatives”) in confidence and, except as hereinafter provided, shall not be disclosed in any manner whatsoever except as otherwise required by law, regulation, subpoena or governmental authority.  Confidential Information shall be used by each party and its Representatives only for the purposes for which provided and shall be disclosed by such party only to those Representatives who have a need to know in order to accomplish the business purpose in connection with which the Confidential Information has been provided.  Confidential Information does not include information that (i) is now or subsequently becomes generally available to the public through no fault or breach on the part of the receiving party; (ii) the receiving party had rightfully in its possession prior to disclosure to it by the disclosing party; (iii) is independently developed by the receiving party without the use of or reference to any Confidential Information; or (iv) the receiving party rightfully obtains on a non-confidential basis from a source other than the disclosing party who has the right to transfer or disclose it.

(b)           In connection with the provision of services under this Agreement, Client may direct Agent to release information, including non-public personal information (“NPPI”), as defined in Title V of the Gramm Leach Bliley Act and the regulations issued thereunder (including but not limited to Regulation P of the Board of Governors of the Federal Reserve) to Client’s agents or other third party service providers, including, without limitation, broker/dealers, custodians and depositories.   In addition, Client consents to the release of information, including NPPI, (i) to any of Agent’s Representatives in connection with the services provided hereunder and (ii) as required by law, regulation, subpoena or governmental authority.  Agent shall not be liable for the release of information in accordance with the foregoing provisions.

14.           Publicity. Neither party will issue a news release, public announcement, advertisement, or other form of publicity concerning the existence of this Agreement or the Services to be provided hereunder without obtaining the prior written approval of the other party, which may be withheld in the other party’s sole discretion; provided that Agent may use Client’s name in its customer lists.

15.           Lost Stockholders; In-Depth Stockholder Search.

      (a)           Agent shall conduct such database searches to locate lost stockholders as are required by Rule 17Ad-17 under the Exchange Act, without charge to the stockholder.  If a new address is so obtained in a database search for a lost stockholder,

Agent shall conduct a verification mailing and update its records for such stockholder accordingly.

(b)           Agent may facilitate the performance of a more in-depth search for the purpose of (i) locating lost stockholders for whom a new address is not obtained in accordance with clause (a) above, (ii) identifying stockholders who are deceased (or locating the deceased stockholder’s estate representative, heirs, or other party entitled to act with respect to such stockholder’s account (“Authorized Representative”) and (iii) locating stockholders whose accounts contain two or more consecutive uncashed checks, in each case using the services of a locating service provider selected by Agent, which service provider may be an affiliate of Agent.  Such provider may compensate Agent for processing and other services that Agent provides in connection with such in-depth search, including providing Agent a portion of its service fees.

(c)           Upon locating any stockholder (or such stockholder’s Authorized Representative) pursuant to clause (b) above, the locating service provider shall clearly identify to such stockholder (or such stockholder’s Authorized Representative) all assets held in such stockholder’s account.  Such provider shall inform any such located stockholders (or such stockholder’s Authorized Representative) that they may choose either (i) to contact Agent directly to obtain the assets in such account, at no charge other than any applicable fees to replace lost certificates, or (ii) to use the services of such provider for a processing fee, which may not exceed 20% of the asset value of such stockholder’s property where the registered stockholder is living, deceased or is not a natural person; provided that in no case shall such fee exceed the maximum statutory fee permitted by the applicable state jurisdiction.  If Client selects a locating service provider other than one selected by Agent, then Agent shall not be responsible for the terms of any agreement with such provider and additional fees may apply.

(d)           Pursuant to Section 6(a) hereof, the Client hereby authorizes and instructs Computershare to provide a stockholder file or list of those stockholders not located following the required Rule 17Ad-17 searches to any service provider administering any in-depth stockholder location program.

16.           Bank Accounts. Client acknowledges that the bank accounts maintained by Agent in connection with the services will be in Agent’s name and that Agent may receive investment earnings in connection with the investment at Agent’s risk and for its benefit of funds held in those accounts from time to time.

17.            Plan Services.  Client acknowledges and agrees that Agent shall engage its affiliate, Computershare Trust Company, N.A. (“Trust Company”) to perform all services under any dividend reinvestment, direct stock purchase, or other investment programs administered for the Client as part of the services (the “Plans”), with the exception of payment processing for which Agent has been appointed by the Client to provide, and certain other services that the Agent may provide as permitted by applicable law (e.g. ministerial services).

The Trust Company shall act as agent for stockholders pursuant to the Plans in accordance with the terms and conditions of such Plans.

18.           Internet Services.   Client shall make available to Client and stockholders, through www.computershare.com (“Web Site”), online access to certain account and stockholder information and certain transaction capabilities (“Internet Services”), subject to Agent’s security procedures and the terms and conditions set forth herein and on the Web Site.  Agent provides Internet Services “as is,” on an “as available” basis, and hereby specifically disclaims any and all representations or warranties, express or implied, regarding such Internet Services, including any implied warranty of merchantability or fitness for a particular purpose and implied warranties arising from course of dealing or course of performance.

19.            Propriety Information.  Client agrees that the databases, programs, screen and report formats, interactive design techniques, Internet Services, software (including methods or concepts used therein, source code, object code, or related technical information) and documentation manuals furnished to Client by Agent as part of the services provided hereunder are under the control and ownership of Agent or a third party (including its affiliates) and constitutes copyrighted, trade secret, or other proprietary information (collectively, “Proprietary Information”).  In no event shall Proprietary Information be deemed stockholder data.  Client agrees that Proprietary Information is of substantial value to Agent or other third party and will treat all Proprietary Information as confidential in accordance with the confidentiality provisions of this Agreement.  Client shall take reasonable efforts to advise its relevant employees and agents of its obligations pursuant to this section.

20.           Compensation and Expenses.

(a)           Commencing on the Effective Date, Client shall compensate Agent for its services hereunder in accordance with the fee schedules listed in Exhibit B hereto.  After the second anniversary of the Effective Date, such fees may be adjusted annually, on or about each anniversary of the Effective Date, by the annual percentage of change in the latest Consumer Price Index of All Urban Consumers (CPI-U) United States City Average, as published by the U.S. Department of Labor, Bureau of Labor Statistics plus one half percent (0.5%).

(b)           All amounts owed to Agent hereunder are due within thirty (30) days of the invoice date.  Delinquent payments are subject to a late payment charge of one and one half percent (1.5%) per month commencing forty-five (45) days from the invoice date.  Client agrees to reimburse Agent for any attorney’s fees and any other costs associated with collecting delinquent payments.

    (c)           Client shall be charged for certain expenses advanced or incurred by Agent in connection with Agent’s performance of its duties hereunder.  Such charges include, but are not limited to, stationery and supplies, such as transfer sheets, dividend checks, envelopes, and paper stock, as well as any disbursements for telephone, mail insurance, electronic document creation and delivery, travel expenses for annual meetings, link-up charges from Broadridge and tape charges from The Depository Trust & Clearing Corporation.  While Agent endeavors to maintain such charges (both internal and external) at competitive rates, these charges will not, in all instances, reflect actual out-of-pocket costs, and in some instances may include handling charges to cover internal processing and use of Agent’s billing systems.

(d)           With respect to any shareholder mailings processed by Agent, Client shall be charged postage as an out-of-pocket expense at postage rates that may not reflect all available or utilized postal discounts, such as presort or NCOA discounts.  Client shall, at least one business day prior to mail date, provide immediately available funds sufficient to cover all postage due on such mailing.  Any material shareholder mailing schedule changes, including, but not limited to, delays in delivering materials to Agent or changes in a mailing commencement date, may result in additional fees and/or expenses.

(e)           Upon expiration or termination of this Agreement, Client shall pay Agent a fee for deconversion services (e.g., providing shareholder lists and files, producing and shipping records, answering successor agent inquiries).  This fee shall be based on Agent’s then-current deconversion fee schedule.  Agent may withhold the Client’s records, reports and unused certificate stock pending Client’s payment in full of all fees and expenses owed to Agent under this Agreement.

21.           Notices. All notices, demands and other communications given pursuant to this Agreement shall be in writing, shall be deemed effective on the date of receipt, and may be sent by overnight delivery service, or by certified or registered mail, return receipt requested to:

If to Client:	with an additional copy to:
[Client Name] [Client Address] Attn:	[additional notice name and address]

If to Agent:	with an additional copy to:
Computershare Shareowner Services LLC 480 Washington Boulevard, 29th Floor Attn: Relationship Manager	Computershare Shareowner Services LLC Newport Office Center VII 480 Washington Blvd. Jersey City, NJ 07310 Attn: Legal Department

22.           Submission to Jurisdiction; Foreign Law.

(a)           The parties irrevocably (i) submit to the non-exclusive jurisdiction of any New York State court sitting in New York City or the United States District Court for the

Southern District of New York in any action or proceeding arising out of or relating to this Agreement, (ii) waive, to the fullest extent they may effectively do so, any defense based on inconvenient forum, improper venue or lack of jurisdiction to the maintenance of any such action or proceeding, and (iii) waive all right to trial by jury in any action, proceeding or counterclaim arising out of this Agreement or the transactions contemplated hereby.

(b)           Agent shall not be required hereunder to comply with the laws or regulations of any country other than the United States of America or any political subdivision thereof.  Agent may consult with foreign counsel, at Client’s expense, to resolve any foreign law issues that may arise as a result of Client or any other party being subject to the laws or regulations of any foreign jurisdiction.

23.           Miscellaneous.

(a)           Amendments. This Agreement may not be amended or modified in any manner except by a written agreement signed by both Client and Agent.

(b)           Governing Law. This Agreement shall be governed by, construed and interpreted in accordance with the laws of the State of New York, without regard to principles of conflicts of law.

(c)           Survival of Terms.  Sections 7, 8, 13 and 20 hereof shall survive  termination of this Agreement and Agent’s appointment hereunder.

(d)            Assignment.  This Agreement shall be binding upon the parties hereto and their respective successors and assigns; provided that this Agreement may not be assigned, or otherwise transferred, in whole or in part, by either party without the prior written consent of the other party, which the other party will not unreasonably withhold, condition or delay; and provided further that (i) consent is not required for an assignment to an affiliate of Agent and (ii) any reorganization, merger, consolidation, sale of assets or other form of business combination by Agent shall not be deemed to constitute an assignment of this Agreement.  Any attempted assignment in violation of the foregoing will be void.

(e)           Headings.  The headings contained in this Agreement are for the purposes of convenience only and are not intended to define or limit the contents of this Agreement.

(f)           Severability.  Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is found to violate a law, it will be severed from the rest of the Agreement and ignored.

(g)            Counterparts.  This Agreement may be executed manually in any number of counterparts, each of which such counterparts, when so executed and delivered, shall be deemed an original, and all such counterparts when taken together shall constitute one and the same original instrument. A signature to this Agreement transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

(h)            Entire Agreement.  This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and supercedes all prior written or oral communications, understandings, and agreements with respect to the subject matter of this Agreement. The parties acknowledge that the Exhibits hereto are an integral part of this Agreement.

(i)            Benefits of this Agreement.  Nothing in this Agreement shall be construed to give any person or entity other than Agent and Client any legal or equitable right, remedy or claim under this Agreement; but this Agreement shall be for the sole and exclusive benefit of Agent and Client.

(j)            Customer Identification Program.  Client acknowledges that Agent is subject to the customer identification program (“Customer Identification Program”) requirements under the USA PATRIOT Act and its implementing regulations, and that Agent must obtain, verify and record information that allows Agent to identify Client.  Accordingly, prior to accepting an appointment hereunder, Agent may request information from Client that will help Agent to identify Client, including without limitation Client’s physical address, tax identification number, organizational documents, certificate of good standing, license to do business, or any other information that Agent deems necessary.  Client agrees that Agent cannot accept an appointment hereunder unless and until Agent verifies Client’s identity in accordance with the Customer Identification Program requirements.

[The remainder of this page has been intentionally left blank.  Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers as of the day and year above written.

NEUBERGER BERMAN MLP INCOME FUND INC

By:
Name:
Title:

COMPUTERSHARE SHAREOWNER SERVICES LLC

By:
Name:
Title: